CONSENT OF INDEPENDENT ACCOUNTANTS

WE CONSENT TO THE INCORPORATION BY REFERENCE IN POST-EFFECTIVE AMENDMENT NO. 40 TO THE REGISTRATION STATEMENT OF THE CALVERT FUND (COMPRISED OF THE INCOME FUND AND NEW VISION SMALL CAP FUND) ON FORM N-LA (FILE NUMBER 2-76510 AND 811-3416) OF OUR REPORTS DATED NOVEMBER 10, 1999, ON OUR AUDIT OF THE FINANCIAL STATEMENTS AND FINANCIAL HIGHLIGHTS OF THE FUND, WHICH REPORTS ARE INCLUDED IN THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 1999, WHICH IS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT. WE ALSO CONSENT TO THE REFERENCE OF OUR FIRM UNDER THE CAPTION "FINANCIAL HIGHLIGHTS" IN THE PROSPECTUS AND "INDEPENDENT ACCOUNTANTS" IN THE STATEMENT OF ADDITIONAL INFORMATION.

PRICEWATERHOUSECOOPERS  LLP

BALTIMORE,  MARYLAND
JANUARY  26,  2000